Exhibit 99g

COOPERATION AGREEMENT

This agreement has been made and signed on **27th May, 2010** among the following parties for the objectives and purposes defined hereto:-

(1) **First Party:- China Electronics Development Group Corporation Number 27(CETC 27) with its head office located at** No. 1000 Boxue Road, Zhengzhou City, Henan Province, **P.R.China Herein Called as First Party**.

(2) **Second Party:- CUBE Technology (Beijing) Co.Limited, Room Number 212, Tower A , Number 28 , Xinjiekouwai Avenue, Xicheng District, Beijing, P.R.China Herein Called as Second Party**

(3) **Third Party:- Liberty Electric Cars Limited with its Registered Office at The Oxford Science Park, Oxford OX4, 4GA ,UK Herein Called The Confirming Party or LEC.**

Above parties have agreed to work together to explore LEC technology in China as discussed and agreed during their meetings at the Head Office of First Party in Zhengzhou 25th and 26th May,2010 with the understanding that:-

First Party is capable organisation to invest and mobilize its resources to use/apply LEC technology for programme to manufacture 10 x 1000 electric buses in Henan Province initially and then roll out this programme in other transport systems in other parts of China.

Second Party is authorised and exclusive License Holder/agent of Liberty Electric Cars Limited in China to authorise First Party to use LEC technology in China as one of its sub-agent and Licensee to use its rights And has financial and management skills to represent LEC and enter into partnership with CETC under the laws of P.R.China where both parties i.e. CETC and CUBE will establish JVCs to achieve described objectives of this Cooperation Agreement.

And Third Party is IP owner and supplier of LEC technology that can be applied for production of 10 x 1000 electric Buses programme of Henan Province Government in 3 years or earlier. LEC's technology is one of the best in the market; with its prototype range rover car achieving over 200km driving distance on a single battery charge.

DEFINITIONS

- O&M – Operations and Maintenance.
- JVC – Joint Venture Companies that First and Second Party will launch in China.
- "e-Kits" – the package of components supplied by LEC through Cube to CETC, to allow the Bus Manufacturer to produce high-performance electric buses.
- IP – intellectual property

ok B,SL

The procedure and terms of this Cooperation Agreement that above mentioned parties have agreed are hereunder:-

- That CETC and CUBE will establish required number of JVCs in P.R.China under the laws of the country to implement LEC technology in China to produce an un-identified number of buses, cars and other vehicles.

- The shareholder structure of these JVCs to be agreed by both parties on case to case basis under separate agreement.

- That CETC will invest in each JVC in full whereas CUBE's License and Technology that it has right to represent in China will be considered its tangible investment in each JVC. Alternately, both parties will review the investment in each JVC on a case-by-case basis.

- That Liberty Electric Cars Limited has signed separate agreement with CUBE confirming CUBE's appointment in China as LEC's Exclusive Agent and Holder of IP License and LEC will not make a cash investment commitment in any JVC. The JVC will have the exclusive right to manufacture the above-mention components and systems in this agreement.

- That Liberty Electric Cars Limited will remain committed with CUBE to provide all consultancy/management services, supply of "e-Kits" or portions of the "e-Kits" for buses/cars and other vehicles with complete O&M Services to the JVCs, subject to further discussions and detailed supply agreement.

- LEC's commitment includes providing prices/ rates and terms of each Supply Contract (Services and Products) on the best possible competitive level for success of business.

GK By SC

- All parties recognize LEC as the sole owner of all IP relating to the technology and products mentioned in this agreement.

To achieve above objectives, above mentioned parties have agreed to commence their relationship under this Cooperation Agreement in Four Phases i.e.

Phase One

- First Party will provide to CUBE for LEC, all technical and general information requested by LEC
- Upon receipt of above data, CUBE will arrange from LEC the design and specification of the following parts/components that comprise the LEC "e-Kit".

1. Battery
2. Battery power management system
3. Motor controller units (traction units)
4. Plug-based charging system
5. Induction-based charging system

- CUBE to provide complete Consultancy, Design and Development of above parts for CUBE/CETC JVC as presented in the meeting between all parties to enable First Party to win maximum business from Government Sector for production of initially planned 10 x 1000 electric buses.

· To compensate services and cost of designing and development of compatible electric bus component parts, it is agreed that CETC and CUBE will set up a reasonable budget of up to One Million Pounds Sterling (£1,000,000) for LEC plus provision of all out of pocket expenses for period of 6 months or when the supply contract of above LEC "e-Kits" will commence. This payment will be paid after CETC and CUBE has decided and agreed upon the proportion of the JVC shares.

SECOND PHASE

CUBE to arrange supply of complete or partial LEC "e-Kits" on the best prices and quality to CUBE/CETC JVC with O&M Support to install and manage the electric bus manufacturing process.

· LEC "e-Kits" will enable electric buses to achieve the agreed driving distance performance and fast charging and magnetic/induction recharging.

· CUBE to remain O&M provider of services to end users of LEC "e-Kits" via LEC under the Heads of Agreement that both parties have signed.

· All JVCs established by First and Second Party will ensure all manufacturing partners agree and sign Non Circumvention, Confidentiality, IP Protection, Copy Right and Non Use agreements, thereby protecting LEC IP.

· The JVC of CUBE and CETC will start feasibility and technical studies in collaboration with LEC to manufacture selected component(s) of the LEC "e-Kits" that are used by LEC in its technology to establish if the third phase of their relationship should be started to capitalise wider Chinese market, subject to further discussions and detailed localisation agreement..

OK B, SC

Page 6/14

THIRD PHASE

· CETC and CUBE in collaboration with LEC to commence review of their first and second phase performance.

· LEC to ensure capability to transfer manufacturing of LEC "e-Kit" components to China.

· CUBE and CETC to establish separate JVC for manufacturing of LEC "e-Kit" components in China

· first right of refusal given to LEC to accept shares in the JVC or enter into a Royalty Agreement with JVC for right to manufacture LEC technology components in China.

· First and Second Party to take practical steps to establish the manufacturing facilities under new JVC or JVCs.

· All IP remains the property of LEC, even when LEC "e-Kit" components, previously supplied by LEC from abroad, begin to be manufactured by JVCs or other third parties in China.

FOURTH PHASE

It is the understanding of three parties mentioned above that relationship of CUBE and LEC is currently limited to Chinese market only. But in future, if manufacturing facilities that CUBE and CETC would be capable to offer their products to foreign market, LEC will have the first right of refusal to represent the JVCs as exclusive foreign market agent for all products. OK B, SL

Bi

th

CETC and CUBE plan JVCs manufacturing their own electric cars, buses and other vehicles with LEC technology where LEC will be invited to either accept shares or continue to have royalty payments per unit under the supplementary agreements to be signed among all parties.

Throughout Phase 4, all LEC remains owner of all IP.

CONFIDENTIALITY

To the extent that, and for so long as the information made available each other is not, or does not become publish or otherwise generally known to the public, the Associates of this agreement i.e. First, Second and Third Party agrees to keep confidential all information, document(s), drawing(s), prices(s)technology, and/or any other informative material relating to the Project and Principal and will not disclose or deliver such data to any person or third party whatsoever, without the prior written approval of the Principal and vice versa.

RESTRICTIONS

It is mutually agreed that neither party shall be entitled to assign in whole or in part its rights and obligations under this agreement without the written approval of all parties to other parties.

SETTLEMENT OF DISPUTES AND ARBITRATION

In case of any dispute arising from this Agreement hereof, such dispute shall be resolved through amicable negotiation. In case of no settlement can be reached through amicably negotiation within 60 days, it will be resolved through International Chamber of Commerce (ICC) Trade Arbitration Commission.

The arbitration award shall be final and binding on all parties to this agreement.

VALIDITY AND EXTENSIONS TO THE AGREEMENT

The validity of this agreement is THREE YEARS from the date of signing. It is extendable with the mutual consent of each party and on the following circumstances:-

1.- the agreement will stand valid in case any phase mentioned above is successfully executed.

2.- the agreement will continue to remain valid in case any phase planning and implementation/ negotiations are at the critical stage and launch is expected.

3.- the agreement will remain valid if three parties of this agreement makes a decision to establish J.V company and the J.VC company remain operative and live.

4.- the agreement will be extended for further period automatically if any project continue to operate under the LEC's technology in China.

TERMINATION

This agreement can be terminated with mutual consent in any force-mejure such as war, hostilities, civil war, revolution, riot, and act of state or government and national strike where all parties can envisage any danger to their properties and people in the countries mentioned above.

Each party reserve the right to terminate the agreement if the other party is in the cases of insolvent or bankruptcy, liquidation and lawsuit that shall seriously effect the execution of the project undergoing and performance etc. OK B, SL.

The agreement will automatically be terminated on the condition of there is no progress within the year 2010.

EFFECT OF THIS AGREEMENT

This Agreement comes into force upon signing. This agreement is made in eight original copies in English and Chinese where each party will keep two copy copies (One Chinese and one English) of the original whereas the fourth copy will be used for the registration of this agreement with relevant authorities.

For and on behalf of First Party:- Signed : ____________________

Name

Designation:-

For and on behalf of Second Party:- Signed:-____________________

Name:-

Designation:

For and on behalf of Third Party: Signed: ____________________

Name

Designation:-

Witness:- ____________________

JAVED IQBAL
COLEINS (UK) LTD.

合作协议

该合作协议由下列各方于 2010 年 5 月 27 日签署，其目的与目标如下定义：

(1)甲方：中国电子科技团公司第二十七研究所（下称甲方），所地址：河南省郑州市郑东新区博学路 1000 号

(2)乙方：库柏科技（北京）有限公司（下称乙方），公司地址：中国北京市西城区新街口外大街 28 号 A 座 212 房。

(3)丙方：英国自由电动汽车有限公司（下称丙方），公司地址：英国牛津牛津科技园区 OX4, 4GA。

2010 年 5 月 25-26 日，上述三方经过在甲方所在地中国郑州进行讨论和协商，就在中国开发探求丙方技术（市场）达成下列谅解和一致意见：

甲方具有就运用 LEC 技术，为河南省制造"10×1000 辆电动公共汽车项目计划"组织投资和动员可利用资源的能力，首先在中国部分地区启动该项目，而后使该计划再在其他交通系统领域滚动发展。

乙方得到丙方授权成为丙方在中国的唯一（排他性）特许权持有者和代理，并授权甲方在中国作为子代理和获许人使用该技术。且乙方具有财政和管理能力代表丙方，在中华人民共和国法律条件下，与甲方形成合作伙伴关系，为取得该协议中所达成的上述目标将成立双方（即甲方和乙方）合资公司。

丙方是知识产权的所有者和 LEC 技术供应商，这些技术可以用于在为期 3 年（或者更短时间内）河南省政府 10×1000 辆公共大巴项目的生产。LEC 技术是当前市场最好的技术，其“揽胜”样车已经取得了行程 200 公里/单次充电的成果。

定义：

-O&M – （生产）运行与维护

-JVC – 甲方和乙方在中国成立的合资公司

-“e-Kits” – 由丙方通过乙方（CUBE）提供给甲方的、可供汽车制造厂生产高性能电动大巴车的打包设备器件。

-IP – 知识产权

Page 11/14

上述各方就该协议中的程序与条款达成如下一致协议：

·依据中国国家法律，甲方和乙方将成立合资公司，运用 LEC 技术在中国生产（数量不确定）公共大巴、轿车以及其它交通工具。

·合资公司的股权结构将依据双方之间的单独协议，由甲方和乙方达成一致意见。

·甲方将在合资公司中全额投入本方应投投资，同时，乙方的特许权及技术将被认为是在中国的无形资产，投资到合资公司。甲方和乙方将就合资公司各自投资事宜进行一对一磋商。

·丙方已经与乙方签署了独立协议，确认乙方为丙方在中国的唯一（排他性）代理商和特许权持有人，丙方不在任何合资公司进行现金投资。

·丙方将继续保持为乙方提供全部咨询/管理服务，提供打包设备器件（e-Kit），或者部分打包设备器件（e-Kit）；这些打包设备器件（e-Kit），或者部分打包设备器件可以用来完成合资公司的全部（生产）运行和维护。有关该问题，还需要进一步协商、讨论并达成有关详细供货一致意见。

·丙方承担参与事项包括：根据商务竞争的最佳成功可能性，为每个供应合同（服务或产品）提供估算价格和条款。

·上述各方承认：丙方是有关该协议中所提及所有技术和产品的唯一知识产权所有人。

为了取得上述目标，上述各方同意在该合作协议条件下，分四个阶段开始启动相互之间的合作关系，即：

第一阶段

·甲方将向乙方提供丙方所需要的所有有关技术和一般性信息。

·在收到上述数据之时，乙方将从丙方获得有关可供汽车制造厂生产高性能电动大巴车的打包设备器件的下列部件/器件的设计和指标。

OK By S.L.

1. 电池
2. 电池管理系统
3. 电机控制器设备（牵引设备）
4. 插拔式充电系统
5. 电感式充电系统

·乙方将为合资公司提供有关上述部件的全部咨询、设计和开发，正如在会谈期间各方所形成的一致意见，即要使甲方能够从政府部门成功获得有关 10×1000 辆大巴启动计划项目中获得最多的商业机会。

为了对电动汽车器件设计、开发成本和服务做出补偿，一致同意甲方和乙方将为丙方制定一个最多为 100 万英镑（1，000，000）的合理预算，外加为期 6 个月的开支费用，或者是在上述丙方所提供的打包设备器件开始启动之时。该预算在甲方和乙方成立合资公司和股权分配之后支付。

第二阶段

·乙方将以最优惠的价格和质量，向合资公司提供全部或者部分丙方的打包设备器件，同时为安装、管理电动大巴生产过程提供运行/维护支援。

·丙方的打包设备器件要能够使电动汽车取得所达成一致意见的行车里程以及快速充电和电磁/感应再充电的性能。

·根据乙方和丙方业已签署的协议，乙方将继续成为通过丙方，为终端用户提供运营与维护供应商。

·甲、乙双方所成立的合资公司将保证与所有合作生产伙伴签署《非欺诈协议》、《保密协议》、《知识产权保护协议》、《版权和非使用协议》，从而使丙方的知识产权得到保护。

·甲、乙双方所成立的合资公司，将与丙方联合，就所选择的打包部件生产，启动可行性和技术论证。该论证将被用于启动第三阶段彼此关系、启动更广泛的中国市场服务；有关这些问题，还需要进行进一步的商讨并形成详细的协议。

第三阶段

·甲、乙双方联合丙方，对第一、二阶段工作进行评审。

·丙方保证把把打包器件的生产转移到中国进行。

·甲、乙双方成立单独的合资公司，在中国进行打包器件的生产制造。

·丙方具有接受合资公司股份拒绝权、或者与合资公司签订特许权在中国生产丙方技术器件的权利。

Page 13/14

·甲、乙双方采取实际步骤，在新合资公司或者合资公司内建立生产制造设施。

·所有知识产权仍然属于丙方，即使在打包器件设备在合资公司生产或者在中国其它第三方生产制造时也应如此。

第四阶段

上述三方理解：乙方和丙方之间的关系当前仅仅限于中国市场；但是如果将来甲方和乙方的合资公司有能力生产产品出口国外市场时，丙方有权作为国际市场产品代理人或者拒绝成为国际市场产品代理人的权利。

甲方和乙方计划成立自己的电动汽车以及其它交通工具生产制造的合资公司，届时，在另外签署辅助协议的条件下，丙方将被邀请参与持有股份或者继续按单件设备享有特许费。

在整个第四阶段过程中，丙方将一直保持知识产权的所有权。

保密

从某种程度上说，只要对于各方一直有效的资料不公布于众或公布于众或以其它方式成为一般公众所知的，本协议即第一方、第二方、第三方同意保持所有资料、文件、图纸、技术价格和/或任何其它与本项目和主要负责人的相关的情报资料在经过主要负责人书面批复之前将不会披露或提供此类的数据给任何人或者第三方，反之亦然。

限制

双方都同意根据本协议，在未经过各方书面同意其它当事方之前任何一方都没有资格转移它的全部或部分权利和义务

解决争端和仲裁

因本协议而产生的任何争端，此类争端应通过友好协商解决。在60天的友好谈判里争端没有解决的情况下，这将需要通过国际商会的贸易仲裁委员会来解决。

仲裁裁决应当最终的并且对与本协议的所有各方都有约束力。

协议的有效期和续约

本协议的有效期为三年，从协议签署之日开始。每一方都同意并在下列情况下协议可延长：

OK BSL

在以下涉及到的任何阶段都成功地执行的情况下本协议将继续保持有效。

在任何阶段的规划和实施/谈判正处于关键阶段和预期启动的情况下本协议将继续保持有效。

如果本协议的三方做决定建立合资公司并且合资公司保持正常运营，本协议将继续保持有效。

在中国如有任何项目继续使用 LEC 的技术进行运转，本协议将会自动延期到下一阶段。

终止

在双方相互同意下，因任何不可抗拒的原因，例如：战争、敌对行动、内战、革命、暴动、国家或者政府的法案、全国罢工，所有双方能够设想的任何危害他们财产和国家的人们的上述行为，本协议可以终止。

每一方有权终止协议，如果对方出现无力偿债或破产、清算和诉讼的情况，这些情况都将会严重影响到项目执行的进行和履行等。

在 2010 年里没有取得进展的情况下，本协议将会自动终止。

协议效力

本协议签署后生效。本协议有 8 个中/英语正本，三方将会各自保留一份中文和英文协议正本。另一套正本（中文和英文）将会用于与有关当局注册本协议使用。

第一方授权代表：签字：______________
名字：
名称：

第二方授权代表：签字：______________
名字：
名称：

第三方授权代表：签字：______________
名字：
名称：

见证人：______________
JAVED IQBAL
COLLINS (UK) LTD